SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 17, 2002

DIME COMMUNITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27782	11-3297463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

209 Havemeyer Street, Brooklyn, New York 11211

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (718) 782-6200

None

(Former name or former address, if changed since last report)

Items 1 through 6. Not Applicable.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

Exhibit No. Description

99 Text of the script of the investor conference call held on April 17, 2002, regarding the release of earnings of Dime Community Bancshares, Inc. for the three-months ended March 31, 2002.

Item 8. Not Applicable.

Item 9. Regulation FD Disclosure.

On April 17, 2002, Dime Community Bancshares, Inc. held a telephonic and web-cast conference call with analysts and investors regarding the release of its earnings for the three months ended March 31, 2002. The text of the script of this conference call is attached as Exhibit 99.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIME COMMUNITY BANCSHARES, INC.

/s/ KENNETH J. MAHON

By: ___________________________________________

Kenneth J. Mahon

Executive Vice President and Chief Financial Officer

Dated: April 17, 2002

EXHIBIT INDEX

Exhibit Description

99 Text of the script of the investor conference call held on April 17, 2002, regarding the release of earnings of Dime Community Bancshares, Inc. for the three months ended March 31, 2002.

EXHIBIT 99

Exhibit 99

DIME COMMUNITY BANCSHARES, INC.

CONFERENCE CALL

APRIL 17, 2002

VINCENT PALAGIANO:

Thank you Stephanie and good morning everyone. Thank you for joining us this morning to review our third quarter results. Our President and Chief Operating Officer Mike Devine joins me this morning along with Ken Mahon our Chief Financial Officer.

Dime's solid third quarter is clearly reflective of our strong core results and we are excited with our growth prospects. Our reported earnings increased 55 percent to $10.2 million from $6.6 million in the year ago quarter. Earnings per diluted share also increased 54 percent to 60 cents compared to 39 cents per diluted share in the year ago quarter. Net interest margin is now 3.49% excluding borrowing prepayment costs, an increase of 71 basis points above last year. The increase of core deposits coupled with the continued effects of historically low interest rates, has worked to significantly improve our margins. Ken will get into all the details in a few moments.

The markets that we serve, multi-family lending, and retail banking, play a major role in our significant growth as these core lines of business continue to perform strongly. As building owners look to take advantage of low interest rates multi-family loan originations topped $140 million, 45 percent higher than the same quarter last year and our 4th highest quarter in the past 6 years. Although we also saw higher prepayments during the quarter, our loan portfolio still grew at an annualized rate of nearly 10 percent on a linked quarter basis.

The credit quality of our loan portfolio, consisting mostly of rent stabilized or rent controlled properties remains consistently strong and stable. On March 31st Dime had only $1.2 million of non-performing loans out of a total portfolio of $2.1 billion.

We also made significant progress in our consumer bank, as we remain committed to increasing market penetration in the communities that we serve. Most recently, we opened our 19th branch, located in Bay Ridge, Brooklyn and we are already seeing significant progress and growth. Dime's marketing and deposit gathering initiatives helped attract $83.1 million in new deposits this quarter. On an annualized basis this represented a growth rate in deposits of 21 percent. Core deposits have increased 739 basis points over the last four quarters to now account for 57 percent of our deposit mix. Deposit volume per branch averaged $88 million at March 31, 2002 up from $74 million 12 months ago even with the addition of our 19th branch in March 2002. We now have 8 branches with over $100 million in deposits. These results strongly reflect the success of our deposit gathering initiatives and the strength of our current operating structure.

We will work to leverage our successful programs as we open our 20th branch in mid-to-late June. This branch, located in Glen Oaks, Queens, is our 8th in the Borough. We believe our high level of traditional personalized service will be welcomed in this neighborhood.

As we expand our consumer reach we are also looking at ways to increase services to the small businesses in our market areas. During the quarter, we rolled out a small business checking account. The use of debit cards among consumers continues to gain traction and we introduced merchant processing capabilities. This has benefited and begun to attract many small business owners and shop keepers in close proximity to our branches. These initiatives all help to continue driving the growth in fee income, which increased 9 percent since last year.

On March 21st we announced a 50 percent stock dividend on our common stock payable on April 24, 2002, having the effect of a three-for-two stock split. Our culture of paying dividends is a strong indication of our overall health and reflects our optimism regarding the outlook for the Dime's performance. We believe that this second stock dividend within our fiscal year further displays our confidence in the prospects for the Dime's growth and results.

Reflecting our growth and the significant progress we've made, the addition of Dime Community to the Nasdaq Financial-100 Index effective March 6, 2002, will also certainly help to expand the visibility of our Company.

So, in conclusion, there are many prospects for growth in our existing franchise through additional services and extension of our market area through new de-novo branches. Our strong deposit growth along with the currently stabilizing interest rate environment has lead to improved margins. We continue to see loan growth despite increased prepayment activity, and our long record of outstanding credit quality continues. The commitment of Dime's management team to its core strategy, multi family lending and consumer banking, as well as Dime's employees commitment to providing our traditional high level of service have all helped fuel Dime's success. We see many opportunities that lay ahead, and looking forward, we are excited about our future.

With that I'd like to now turn the call over to Ken Mahon. Ken.

KENNETH MAHON:

Thank you Vinny. Good morning everyone. For the quarter ended March 31st as Vinny pointed out, reported earnings increased 55% since last year, or roughly $3.6 million. Only about 30% of the gain was due to the change in accounting for Goodwill; the other 70% improvement was a result of lower funding costs.

Cash earnings per share now run about 8 percent higher than reported earnings and were 65 cents per share this quarter versus 52 cents last year. That gave the Company an annualized return on tangible equity of over 24 percent.

There are a few other items to note this quarter.

First, refinance activity in the multifamily market remained exceptionally high. The bank originated a total of $146.5 million in new real estate loans with an average rate of 6.85 percent and an average term of 6.3 years. Even though some loans we financed came from our own portfolio, the portfolio still grew at an annualized rate of 10 percent during the quarter and 12 percent since last year. One of the unique things about multifamily lending compared to single family lending is that borrowers incur a prepayment penalty in order to pay off a multifamily loan prior to maturity. Last quarter, we booked $1.1 million in loan prepayment fees.

That income was used to restructure some of our outstanding borrowed funds. We took advantage of lower long-term rates by extending $35 million of outstanding borrowings at an average current rate of 3 and 1/2 percent and an average maturity of approximately 5 years. To do this, we incurred restructuring costs of about $1.1 million dollars.

We also continued to see net interest margin expansion. The margin, excluding borrowing prepayment costs, expanded 25 basis points sequentiall, as Vinny pointed out earlier, to 3.49%, and this occurred for several reasons. First, and most important, has been our ability to successfully raise deposits. Last year, 57% of our funding came from deposits; this year deposits represent almost 70% of our funding. All of our deposit-raising has been within our trade areas, and core deposits make up 56% of total deposits. In addition, there will be over $164 million in certificates of deposit maturing at an average cost of 4 percent in the next 3 months. With new CD rates now averaging about 2.7 percent, we expect cost of deposits to continue to decline.

Credit quality continues to be very strong. Non-performing loans declined again and are now only $1.2 million, 58 percent below the level of a year ago and are less than 1/20th of 1 percent of total assets. We see no major up ticks in these numbers in the near term, even though the current level is historically low. The company has $15 and 1/2 million in loan loss reserves, which is about 74 basis points of loans outstanding. Overall, our successful track record and deep knowledge of the New York real estate market give us confidence in the stability and credit quality of our loan portfolio going forward.

On the expense side, operating expenses rose by 16%, although Dime's core efficiency ratio dropped substantially to 34 percent from 39 percent a year ago. We've had some additions to the staff since last year, plus part of the rise in employee benefit cost is because key benefit plans move in tandem with the Company's stock price. In the last 12 months, our stock price has gone from about $17 to about $30 per share. As expected, we've also seen a rise in cost associated with our increased marketing activity and processing costs for the increase in the number of new customers.

In closing, we'd like to provide earnings guidance for the quarter ending June 30th. We expect that the growth of deposits will continue, and, along with the restructurings of borrowed funds, will contribute to the stability of our margins. We feel that our balance sheet is better insulated now from the effects of rising rates than in previous rate cycles.

As a result, we expect to report core earnings of approximately 61 cents per diluted share for the quarter. That would represent a 14 percent annualized growth rate in core EPS on a linked quarter basis and a 45 percent increase over last year's fourth quarter.

And for the fiscal year ending June 30th, we expect to report diluted earnings per share of approximately $2.27 per diluted share, an increase of 51% over the prior year.

On that note, we would be happy to take any questions. Operator.